UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

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☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting material Pursuant to Rule 14a-12

MEDIA GENERAL, INC.

(Name of Registrant as Specified In Its Charter)

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 15, 2008, Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. issued a press release in connection with the upcoming 2008 annual meeting of stockholders of Media General, Inc. A copy of the April 15, 2008 press release is attached hereto as Exhibit 1.

Exhibit 1

FOR IMMEDIATE RELEASE

Leading Proxy Advisory Firm ISS Recommends that Media General Stockholders
Vote Harbinger Capital Partners’ Green Proxy Card

ISS urges Media General stockholders NOT to vote for management’s slate of nominees

ISS notes Media General’s extended underperformance to peers

New York, NY, April 15, 2008 – Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (together, “Harbinger Capital Partners”) today announced that ISS Governance Services (“ISS”), the world’s leading independent provider of proxy voting and corporate governance advisory services, has recommended that stockholders of Media General (NYSE : MEG) vote the GREEN proxy card and FOR two of Harbinger Capital Partners’ proposed directors, F. Jack Liebau, Jr. and J. Daniel Sullivan, at the upcoming annual stockholders meeting scheduled for April 24, 2008. Importantly, ISS urged Media General stockholders NOT to vote for any of Media General’s Class A nominees. ISS, which advises more than 1700 clients worldwide, joins Glass Lewis, another leading proxy advisor, who earlier also urged Media General stockholders NOT to vote for any of Media General’s Class A nominees.

As part of its recommendation, ISS examined whether Harbinger Capital Partners had demonstrated that change is warranted and that its dissident slate would add value to board deliberations by providing a fresh perspective and different viewpoint. ISS concluded in a report dated April 14, 2008, that the inclusion of two Harbinger Capital Partners nominees would provide “needed management oversight” and that the “inclusion of Mr. Daniel Sullivan and Jack Liebau, Jr. would be beneficial to the board.”

“We believe that this report validates our view that Media General and its board of directors will benefit from the outstanding experience, judgment, independence and accountability our nominees will bring to the table,” said Joseph Cleverdon, Vice President and Director of Investments at Harbinger Capital Partners. “We strongly encourage stockholders to vote for all of our nominees in order to provide Media General’s board with the expertise and perspective it needs.”

In its analysis, ISS explained the following about Harbinger Capital Partner’s nominees, J. Daniel Sullivan and F. Jack Liebau, Jr.:

•	“...with respect to Mr. Daniel Sullivan, we note that he has extensive related industry experience having managed, owned or operated over 60 different television stations in the past 20 years.”

•	“...Jack Liebau’s equity research experience covering the media and entertainment sectors provides him with an understanding of key industry drivers and market valuation of the company.”

In its analysis, ISS was critical of the incumbent Class A nominees and Media General’s performance for several reasons, including:

•

“...of the three incumbent Class A nominees, Charles Davis has been on the board for 19 years, Mr. Walter E. Williams for 7 years...As such, Mr. Davis and Mr. Williams have been part of the board during an extended period of below par performance.”

•	“...analysis of Media General’s financial performance with other combined media, and pure play newspaper & broadcasters indicate that the company has consistently underperformed its peers.”
•

“...the company’s below peer financial performance is reflected in its stock price. MEG has underperformed its peers over 1-, 3-, and 5-years in terms of Total Shareholder Return for the period ended March 31, 2008.”

•	“...EBITDA and operating profit margins have remained significantly below that of the peer average.”
•	“...Media General's LT Debt/Equity ratio is the highest amongst all combined media companies.”

“Media General is in desperate need of help, and its stockholders deserve better,” added Mr. Cleverdon. “The company’s value has been eroded by more than $1 billion over the last four years and more than $500 million over the last 12 months. It’s time for maximum change.”

Harbinger Capital Partners encourages all stockholders to vote for all of its nominees on the GREEN proxy card at the Media General upcoming annual stockholder’s meeting scheduled for April 24, 2008.

On March 19, 2008, Harbinger Capital Partners filed a definitive proxy statement with the SEC to solicit proxies in connection with the 2008 Annual Meeting of stockholders of Media General, Inc. to be held on April 24, 2008. Company stockholders are encouraged to read the definitive proxy statement and other proxy materials relating to the 2008 Annual Meeting because they contain important information, including a description of who may be deemed to be “participants” in the solicitation of proxies and the direct or indirect interests, by security holdings or otherwise, of the participants in the solicitation. Such proxy materials are available at no charge on the SEC’s website at http//www.sec.gov. In addition, stockholders may also obtain a free copy of the definitive proxy statement and other proxy materials by contacting our proxy solicitors, Innisfree M&A Incorporated, toll free at (888) 750-5834.

Contacts

Edelman on behalf of Harbinger Capital Partners:

Christopher Mittendorf (212) 704-8134

christopher.mittendorf@edelman.com

John Dillard (212) 704-8174

john.dillard@edelman.com